EXHIBIT 99
                              CERTAIN RISK FACTORS
                              Dated: November 15, 1999


         You should carefully consider these risks, as well as those described in our most recent Form 10-K, Form 10-Q and Form 8-K filings, before making an investment decision. The risks described below are not the only risks we face. Additional risks may also impair our business operations. If any of the following risks occur, our business, results of operations or financial condition could be materially adversely affected. If that happens, the trading price of our common stock could decline, and you may lose all or part of your investment. In the risk factors below, when we use the word "web," we are referring to the portion of the Internet commonly referred to as the "world wide web."

We have a history of losses and we anticipate that our losses will continue in the future. As of September 30, 1999, we had an accumulated deficit of $26.9 million. In the past ten years, the only calendar year during which we were profitable was 1995. We expect to continue to incur net losses in the fourth quarter of 1999 and in subsequent fiscal periods. We expect to continue to incur significant operating expenses and, as a result, will need to generate significant revenues to achieve profitability, which may not occur. Even if we do achieve profitability, we may be unable to sustain or increase profitability on a quarterly or annual basis in the future.

We will need to raise additional capital in the future. Based on our current outlook, we believe that our working capital and investments will be sufficient to fund our operations and capital requirements at least through the second quarter of fiscal 2000. Because we expect to incur continuing net losses, we expect that we will need to raise additional capital from time to time in the future. The availability of financing and the cost to us of financing will depend on the many factors existing at the time we seek funding. These factors may include our sources and amounts of revenues, our business development and prospects and the state of the financial markets generally. It is possible that additional financing may not be available to us, or, if available, the terms upon which it may be obtained may be unfavorable to us and may result in dilution of an investor's equity investment in us. Our failure to obtain additional financing on favorable terms, or at all, would have a substantial adverse effect on our future ability to conduct operations.

Our online services business has a limited operating history. We commenced our online services operations in May 1997. Accordingly, we have only a limited operating history upon which you can evaluate this business segment and its prospects. An investor in our common stock must consider the risks, expenses and difficulties frequently encountered by early stage businesses in new and rapidly evolving markets, including web-based financial news and information companies.

Our quarterly financial results are subject to significant fluctuations. Our quarterly operating results may fluctuate significantly in the future as a result of a variety of factors, many of which are outside our control. For example, in our print publications business, our revenues tend to reflect seasonal patterns, with certain calendar quarters tending to be stronger than others. Similar seasonal patterns may develop in the online services business as well.

         We believe that quarter-to-quarter comparisons of our operating results may not be a good indication of our future performance, nor would our operating results for any particular quarter be indicative of future operating results. In some future quarters, our operating results may be below the expectations of public market analysts and investors. If that happens, the price of our common stock may fall, perhaps dramatically.

We face intense competition in both our print publications business and our online services business. An increasing number of financial news and information sources compete for consumers' and advertisers' attention and spending. We expect this competition to continue and to increase. We compete for advertisers, readers, staff and outside contributors with many types of companies. These competitors include:

 -- online services or web sites focused on business, finance and investing, such as CBS MarketWatch.com; The Wall Street Journal Interactive Edition; TheStreet.com; The Motley Fool; Yahoo! Finance; Silicon Investor; Microsoft Investor; SmartMoney.com; Money.com and Multex.com;

 -- publishers and distributors of traditional print media, such as The Wall Street Journal; Barron's; Investors Business Daily; Business Week; Fortune; Forbes; Money; Kiplinger's; Smart Money; Worth; Registered Representative; Institutional Investor; Research and On Wall Street;

-- publishers and distributors of radio and television programs focused on business, finance and investing, such as Bloomberg Business Radio and CNBC;

-- web "portal" companies, such as Yahoo!; Excite; Lycos; Snap!; Go Network; and America Online; and

-- online brokerage firms, many of which provide financial and investment news and information, such as Charles Schwab and E*TRADE.

         Our  ability  to  compete  depends  on  many  factors,   including  the
originality, timeliness, comprehensiveness and trustworthiness of our content and that of our competitors, the ease of use of services developed either by us or our competitors and the effectiveness of our sales and marketing efforts.

         Many of our existing competitors, as well as a number of potential new competitors, have longer operating histories, greater name recognition, larger customer bases and significantly greater financial, technical and marketing resources than we do. This may allow them to devote greater resources than we can to the development and promotion of their services and products. These competitors may also engage in more extensive research and development, undertake more far-reaching marketing campaigns, adopt more aggressive pricing policies to attract advertisers and make more attractive offers to existing and potential employees, outside contributors, strategic partners and advertisers. Our competitors may develop content that is equal or superior to ours or that achieves greater market acceptance than ours. It is also possible that new competitors may emerge and rapidly acquire significant market share. We may not be able to compete successfully for advertisers, readers, staff or outside contributors. Increased competition could result in price reductions, reduced margins or loss of our market share. Any of these could materially adversely affect our business, results of operations and financial condition.

Because our editorial content is focused on the financial markets, a prolonged "bear market" may cause our businesses to suffer. Our editorial content is highly focused on the financial markets. If the markets suffer a prolonged downturn or "bear market," it is possible that our businesses might suffer materially for two reasons. First, during a bear market, people may become less interested in buying and selling securities, and thus less interested in our research and analysis of securities. Less people might be interested in subscribing to our print publications, and less people might be interested in using our online services. Second, advertisers, particularly the financial services advertisers that are our most important source of advertising revenue, might decide to reduce their advertising budgets. Either of these developments could cause our operations to suffer materially.

Because our editorial content is focused on research and analysis of specific stocks, our businesses could suffer if our recommendations are poor. Our editorial content is focused on research and analysis of specific stocks. We frequently state that a particular company's stock is undervalued or overvalued at the current prices. We believe that our research and analysis is of a high quality, and we are proud to take a stand and to be held accountable for our opinions. We believe our readers appreciate this editorial courage and find it to be of greater value than stories on such topics as "the best cities in which to live" and the like. Because we give these specific opinions, the wisdom of our conclusions can be measured: did the stocks we said were undervalued go up, and did the stocks we said were overvalued go down. If our opinions turn out to be incorrect - and some of our opinions certainly will be - people may become less interested in learning these opinions. They may be less interested in subscribing to our print publications and less interested in using our online services. If interest in our opinions declines, our operations could suffer materially.

Our company may not be able to attract and retain qualified employees for our print publications business. Many of our competitors in the print publications business are larger than us and have a number of print titles. We only have two magazines and one newsletter. There is a general perception in the employment market that larger publishers are more prestigious or offer more varied career opportunities. Although we believe our company offers an attractive work environment and employment opportunity in our print publications business, including offering our employees greater responsibility and the ability to have a more meaningful impact on the product than would be the case at a magazine with a larger staff, we may be perceived by many people as a less attractive employer than a larger publisher. If we are unable to attract and retain qualified employees for our print publications business, that business could suffer materially.

Our company may not be able to attract and retain qualified employees for our online service business. There is a general perception in the employment market for online employees that pure Internet companies offer a more attractive work environment for a youthful workforce. This is based on the belief that the Internet is a new and growing industry that offers a great future. In addition, many employees in the Internet industry seek and often receive significant portions of their compensation through stock options. The stock prices of many pure Internet companies have increased dramatically during the past year or so. Although we believe our company offers an attractive work environment and employment opportunity in our online services business, we may be perceived by many people as a less attractive employer than a pure Internet company. If we are unable to attract and retain qualified employees for our online services business, that business could suffer materially.

We depend on our editorial staff and outside contributors. Our success depends substantially upon the efforts of our editorial staff and outside contributors to produce original, timely, comprehensive and trustworthy content. Our writers are not bound by employment agreements. Competition for financial journalists is intense, and we may not be able to retain existing or attract additional qualified writers in the future. If we lose the services of a large portion of our editorial staff and outside contributors or are unable to attract additional writers with appropriate qualifications, our business, results of operations and financial condition could be materially adversely affected.

We depend on key management personnel. Our future success depends upon the continued service of key management personnel. The loss of one or more of our key management personnel could materially adversely affect our business, results of operations and financial condition. Moreover, the costs that may arise in connection with executive departures and replacements can be significant, as they were during 1998.

We depend on certain advertisers and on independent advertising agents, to generate revenue. In 1998, and continuing through the third quarter of 1999, the majority of our print publications advertising revenue came from financial services companies, followed by consumer advertisers and others. We were not dependent upon any particular advertiser for our print publications revenues. During the third quarter of 1999, approximately seventy two percent of the online services advertising revenue came from a combination of VentureHighway.com and four brokerage firms offering online trading. We expect that the majority of advertising revenues derived from our online services operations will come from online brokerage firms. In the event that online brokerage firms choose to scale back on their advertising (on the Internet in general or on our web sites in particular), our online services business, results of operations and financial condition could be materially adversely affected.

         If we do not continue to increase our revenue from financial services advertisers or attract advertisers from non-financial industries, our business, results of operations and financial condition could be materially adversely affected. With respect to our online services in particular, advertising rates are frequently measured on a "cost per thousand" clicks, or "CPM," basis. CPM rates have fluctuated in the past and we expect CPM rates to continue to fluctuate. CPM rates may experience industry-wide declines in the future, as the supply of desirable online advertising space may be increasing at a rate greater than the demand for that space by advertisers. We believe that we charge advertising rates that are among the highest of financial web sites. However, we cannot guarantee that we will be able to command premium rates in the future. Moreover, a number of advertisers that have been a source of a material portion of our online services advertising revenues are purchasing advertising on a "cost-per-action" basis, in which we are paid only when a user of our online services takes the relevant action. The number of such completed actions is usually a very small percent of the number of advertising impressions shown on our web site. It is more difficult to accurately predict revenue that will be received from cost-per-action ads than from CPM ads. An increased shift of our important advertisers to cost-per-action ads could have a material adverse effect on our online services advertising revenues.

         In selling print advertising, we depend both on our internal advertising sales department and on outside sales representatives to maintain and increase our advertising sales. In selling online advertising, we depend primarily upon our internal advertising sales department and an outside sales agent. The success of our advertising sales efforts is subject to a number of risks, including the competition we face from other companies in hiring and retaining sales personnel and effective outside sales representatives, and the length of time it takes new sales personnel to become productive. Our business, results of operations and financial condition could be materially adversely affected if we do not maintain an effective advertising sales department.

Additional risks associated with online advertising. No standards have been widely accepted to measure the effectiveness of web advertising. If standards do not develop, existing advertisers may not continue or increase their levels of web advertising. If standards develop and we are unable to meet those standards, advertisers may not continue advertising on our site. Furthermore, advertisers that have traditionally relied upon other advertising media may be reluctant to advertise on the web. If advertisers perceive the Internet or our web site to be a limited or an ineffective advertising medium, they may be reluctant to devote a portion of their advertising budget to Internet advertising or to advertising on our web site. Our business, results of operations and financial condition could be materially adversely affected if the market for web advertising declines or develops more slowly than expected.

         Different pricing models are used to sell advertising on the web. It is difficult to predict which, if any, will emerge as the industry standard. This uncertainty makes it difficult to project our future advertising rates and revenues. We cannot assure you that we will be successful under alternative pricing models that may emerge. Moreover, "filter" software programs that limit or prevent advertising from being delivered to a web user's computer are available. Widespread adoption of this software could materially adversely affect the commercial viability of web advertising, which could materially adversely affect our advertising revenues.

Risks associated with our list rental revenue. The ability to earn revenue from list rental depends in large degree upon three factors: first, the number of subscribers on the list; second, the demographic characteristics of the subscribers on the list (such as age, income and wealth); and third, the degree to which previous rentals of the list have produced favorable results for the renter. This last factor is affected by the manner in which the subscribers have been added. For example, new subscribers from direct-to-publisher sources (such as direct mail and insert cards in the magazine) typically are more valuable than subscribers obtained from subscription agencies by means of reduced introductory rates or the use of airline frequent flyer miles.

         We use an independent party, Rickard List Marketing, to promote the rental of our subscriber lists. The revenue we earn from list rentals thus also depends in part upon the efforts our agent makes.

We depend on independent parties to publish our print publications. We depend upon an independent party, Quebecor, to print our print publications and to deliver the printed copies to the United States Post Office for mailing to our subscribers. If our printer's business is disrupted for any reason, such as fire or other natural disaster, labor strife, supply shortages, or machinery problems, we might not be able to distribute our publications in a timely manner. Since magazines typically are printed only shortly before the time they are to be mailed to subscribers, any disruption at our printer could prevent our magazines from being distributed in a timely manner. If we don't distribute our magazines on time, our subscribers may become dissatisfied and cancel their subscriptions. If a disruption at our printer delays our ability to distribute Individual Investor magazine to newsstands, we may lose newsstand sales. In the event of a disruption, our insurance may not cover all of our losses. Any of these developments may cause our operating results to suffer materially.

We depend on independent parties to distribute Individual Investor magazine to newsstands. We depend upon independent parties (the largest of which is International Circulation Distributors, a subsidiary of The Hearst Corporation) to distribute Individual Investor magazine to newsstands. If the business of our distributors is disrupted for any reason, such as labor strife or natural disaster, we might not be able to distribute Individual Investor magazine to newsstands in a timely manner. Since our distributors typically pickup Individual Investor magazine for newsstand distribution only shortly before the time the magazine is to be delivered, any disruption at our distributors could prevent the magazine from being distributed to newsstands in a timely manner. If a disruption at our distributors delays our ability to deliver Individual
Investor magazine to newsstands, we may lose newsstand sales. Any of these developments may cause our operating results to suffer materially.

We depend on independent parties to obtain the majority of the subscribers to Individual Investor magazine. We depend upon independent parties to obtain the majority of the subscribers to Individual Investor magazine. These agencies include American Family Publishers, Publishers Clearing House and NewSub services. These agencies obtain subscribers primarily through use of direct mail campaigns. If the positive response to the promotion of Individual Investor magazine by these agencies is not great enough, or if the agencies believe that we may fail to fulfill a subscription, they may stop promoting our magazine. This could cause our subscriber base to shrink, which would lower our subscription revenue and reduce our advertising rate base, which would lead to lower advertising revenue. Also, many publications compete for services of subscription agencies, and one or more of these subscription agencies may choose not to continue to market Individual Investor in order to better serve one of our competitors. Any of those developments could cause our operating results to suffer materially.

We may incorrectly forecast our success in obtaining and renewing subscriptions. We attempt to accurately forecast the number of subscribers to our print publications. We run the risk that our forecasts will be incorrect, either too high or too low. Our forecast could be too high if the number of new subscribers that we obtain is less than the amount we projected. Our forecast also could be too high if we get less renewal orders from existing subscribers. If our subscriber base is less than our projections, we will earn less subscription revenue and our advertising rate base will be lower, which would lead to lower advertising revenue. This could cause our operating results to suffer materially.

         Our forecast could be too low if we obtain more new subscribers than projected, or if we receive more renewal orders than projected from existing subscribers. If our subscriber base is higher than we projected, we would earn more subscription revenue than projected, but have higher than expected production and distribution costs. We might not be able to increase our advertising rate base immediately. This could lead to our operating results being worse than projected.

We depend on independent parties to manage our subscriber files. We depend upon an independent party to manage our subscriber files. This party receives subscription orders and payments for our print publications, sends renewal and invoice notices to subscribers and generates subscribers' labels and circulation reports for us. If the business of this party is disrupted, we may become unable to process subscription requests, or send out renewal notices or invoices, or deliver our print publications. If this were to happen, our insurance might not cover all of our losses. Any of those developments could cause our operating results to suffer materially.

We need to manage our growth. Although our print publications business has not experienced rapid growth in the recent past, our online services, which commenced in May 1997, have experienced rapid growth. This growth has placed a strain on our managerial, operational and financial resources. We expect this strain to increase with anticipated future growth in both print publications and online services. To manage our growth, we must continue to implement and improve our managerial controls and procedures and our operational and financial systems. In addition, our future success will depend on our ability to expand, train and manage our workforce, in particular our editorial, advertising sales and business development staff. We cannot assure you that we have made adequate allowances for the costs and risks associated with this expansion, that our systems, procedures or controls will be adequate to support our operations, or that our management will be able to successfully offer and expand our services. If we are unable to manage our growth effectively, our business, results of operations and financial condition could be materially adversely affected.

We need to establish and maintain relationships with other web sites to promote the growth of our online services business. For us to maintain and increase the traffic to our web sites, it is important for us to establish and maintain content distribution relationships with highly-trafficked web sites operated by other companies. There is intense competition for relationships with these sites. Although we have not paid any material sum with respect to our relationships to date, it is possible that, in the future, we might be required to pay fees in order to establish or maintain relationships with these sites. It also is possible, however, that we may be able to charge fees in connection with these relationships in the future. Additionally, many of these sites compete with our web sites as providers of financial information, and these sites may become less willing to establish or maintain strategic relationships with us in the future. We may be unable to enter into relationships with these sites on commercially reasonable terms or at all. Even if we enter into such relationships, they may not attract significant numbers of viewers to our web sites.

Increased traffic to our web sites may strain our systems and impair our online services business. On occasion, we have experienced significant spikes in traffic on our web site. In addition, the number of users of our online services has increased over time and we are seeking to increase our user base further. Accordingly, our web site must accommodate a high volume of traffic, often at unexpected times. Our web site has in the past, and may in the future, experience slower response times than usual or other problems for a variety of reasons. These occurrences could cause our readers to perceive our web site as not functioning properly and, therefore, cause them to use other methods to obtain their financial news and information. In such a case, our business, results of operations and financial condition could be materially adversely affected.

We face a risk of system failure for our online services business. Our ability to provide timely information and continuous news updates depends on the efficient and uninterrupted operation of our computer and communications hardware and software systems. Similarly, our ability to track, measure and report the delivery of advertisements on our site depends largely on the efficient and uninterrupted operation of a third-party system maintained by DoubleClick. These systems and operations are vulnerable to damage or interruption from human error, natural disasters, telecommunication failures, break-ins, sabotage, computer viruses, intentional acts of vandalism and similar events. We do not have a formal disaster recovery plan for the event of such damage or interruption. Any system failure that causes an interruption in our service or a decrease in responsiveness of our web site could result in reduced traffic, reduced revenue and harm to our reputation, brand and our relations with our advertisers. Our insurance policies may not adequately compensate us for any losses that we may incur because of any failures in our system or interruptions in our delivery of content. Our business, results of operations and financial condition could be materially adversely affected by any event, damage or failure that interrupts or delays our operations.

We may not successfully develop new and enhanced services and features for our online services to the satisfaction of our customers. We intend to introduce additional and enhanced services in order to retain the current users of our online services and to attract new users. If we introduce a service that is not favorably received or fail to introduce certain new or enhanced services, our current users may choose a competitive service over ours. We may also experience difficulties that could delay or prevent us from introducing new services. Furthermore, the new services we may introduce could contain errors that are discovered after the services are introduced. If that happens, we may need to significantly modify the design or implementation of the services on our web sites to correct these errors. Our business, results of operations and financial condition could be materially adversely affected if we experience difficulties in introducing new services or if these new services are not accepted by our users.

We depend on the continued growth in use and efficient operation of the web. The web-based information market is new and rapidly evolving. Our business would be materially adversely affected if web usage does not continue to grow or grows slowly. Web usage may be inhibited for a number of reasons, such as:

      --    inadequate network infrastructure;

      --    security concerns;

      --    inconsistent quality of service; and

      --    unavailability of cost-effective, high-speed access to the Internet.

         The users of our online services depend on Internet service providers, online service providers and other web site operators for access to our web site. Many of these services have experienced significant service outages in the past and could experience service outages, delays and other difficulties due to system failures unrelated to our systems. These occurrences could cause our readers to perceive the web in general or our web site in particular as an unreliable medium and, therefore, cause them to use other media to obtain their financial news and information. We also depend on certain information providers to deliver information and data feeds to us on a timely basis. Our web site could experience disruptions or interruptions in service due to the failure or delay in the transmission or receipt of this information, which could have a material adverse effect on our business, results of operations and financial condition.

Government regulation and legal uncertainties relating to the web. Certain existing laws or regulations specifically regulate communications or commerce on the web. Further, laws and regulations that address issues such as user privacy, pricing, online content regulation, taxation and the characteristics and quality of online products and services are under consideration by federal, state, local and foreign governments and agencies. Several telecommunications companies have petitioned the Federal Communications Commission to regulate Internet service providers and online services providers in a manner similar to the regulation of long distance telephone carriers and to impose access fees on such companies. That regulation, if imposed, could increase the cost of transmitting data over the web. Moreover, it may take years to determine the extent to which existing laws relating to issues such as intellectual property ownership and infringement, libel, obscenity and personal privacy are applicable to the web. The Federal Trade Commission and government agencies in certain states have been investigating certain Internet companies regarding their use of personal information. We could incur additional expenses if any new regulations regarding the use of personal information are introduced or if these agencies chose to investigate our privacy practices. Any new laws or regulations relating to the web, or certain applications or interpretations of existing laws, could decrease the growth in the use of the web, decrease the demand for our web site or otherwise materially adversely affect our business.

Web security concerns could hinder Internet commerce. Concern about the transmission of confidential information over the Internet has been a significant barrier to electronic commerce and communications over the web. Any well-publicized compromise of security could deter people from using the web or from using it to conduct transactions that involve the transmission of confidential information, such as signing up for a paid subscription, executing stock trades or purchasing goods or services. Because many of our advertisers seek to advertise on our web site to encourage people to use the web to purchase goods or services, our business, results of operations and financial condition could be materially adversely affected if Internet users significantly reduce their use of the web because of security concerns. We may also incur significant costs to protect ourselves against the threat of security breaches or to alleviate problems caused by such breaches.

Our efforts to build positive brand recognition may not be successful. We believe that maintaining and growing awareness about our brands (including Individual Investor, IndividualInvestor.com, Ticker, Magic 25 and the INDI SmallCap 500) is an important aspect of our efforts to continue to attract subscribers and readers. The importance of positive brand recognition will increase in the future because of the growing number of providers of financial information. We cannot assure you that our efforts to build positive brand recognition will be successful.

         In order to build positive brand recognition, it is very important that we maintain our reputation as a trustworthy source of investment ideas, research, analysis and news. The occurrence of certain events, including our misreporting a news story or the non-disclosure of a financial interest by one or more of our employees in a security that we write about, could harm our reputation for trustworthiness. These events could result in a significant reduction in the number of our readers, which could materially adversely affect our business, results of operations and financial condition.

Control of the Company by Principal Stockholders. At the present time, Jonathan Steinberg, Wise Partners, L.P. (a partnership controlled by Jonathan Steinberg), Saul Steinberg (who is Jonathan's father) and Reliance Financial Services Corporation (a substantial portion of the common stock of Reliance Financial Services Corporation's parent, Reliance Group Holdings, Inc., is beneficially owned by Saul Steinberg, members of his family and affiliated trust), beneficially own approximately 42.4% of the outstanding shares of common stock of our company. As a result of their ownership of common stock, they will be able to significantly influence all matters requiring approval by our stockholders, including the election of our directors. Because it would be very difficult for another company to acquire our company without the approval of the Steinbergs, other companies might not view our company as an attractive takeover candidate. Our stockholders therefore may have less of a chance to benefit from any possible takeover of our company, than they would if the Steinbergs did not have as much influence.

We rely on our intellectual property. To protect our rights to our intellectual property, we rely on a combination of trademark and copyright law, trade secret protection, confidentiality agreements and other contractual arrangements with our employees, affiliates, clients, strategic partners and others. The protective steps we have taken may be inadequate to deter misappropriation of our proprietary information. We may be unable to detect the unauthorized use of, or take appropriate steps to enforce, our intellectual property rights. We have registered certain of our trademarks in the United States and we have pending U.S. applications for other trademarks. Effective trademark, copyright and trade secret protection may not be available in every country in which we offer or intend to offer our services.

         We are somewhat dependent upon the use of certain trademarks in our operation, including the marks Individual Investor, IndividualInvestor.com, Ticker, Magic 25 and the INDI SmallCap 500. We have a perpetual license for use of the trademark Individual Investor. To perfect our interests in the mark, however, we filed suit in 1997 against the licensor and a third party whom we believed was infringing the mark. The litigation was resolved favorably to us, with an agreement by the third party not to further infringe the mark. We commenced negotiations with the licensor to obtain assignment of the mark, but did not reach an agreement. Although we will continuously monitor and may seek enforcement against any perceived infringement of the mark, we cannot assure you that our efforts will be successful.

         Additionally, we are somewhat dependent upon the ability to protect our proprietary content through the laws of copyright, unfair competition and other law. We cannot assure you, however, that the laws will give us meaningful protection.

We may be liable for information published in our print publications or on our online services. We may be subject to claims for defamation, libel, copyright or trademark infringement or based on other theories relating to the information we publish in our print publications or through our online services. We could also be subject to claims based upon the content that is accessible from our web site through links to other web sites. Our insurance may not adequately protect us against these claims.

Year 2000 risks. We have evaluated the potential impact of the situation commonly referred to as the "Year 2000 Issue". The Year 2000 Issue concerns the inability of information systems, whether due to computer hardware or software, to properly recognize and process date sensitive information relating to the year 2000 and beyond. To attempt to ensure that our computer systems will not be disrupted by the Year 2000 Issue, we developed a plan to assess, and to fix where necessary, any Year 2000 Issue with respect to our computer systems. We have identified the fixes that should be made to our computer systems in light of the Year 2000 Issue, have completed most of our repair efforts, and currently expect to complete our repair efforts and test our systems before December 1999.

         We currently believe that total direct costs associated with making our systems "Year 2000 Ready" (that is, not disrupted by the Year 2000 Issue) should not exceed $30,000. We do not believe that the diversion of employee resources required to address the Year 2000 Issue will have a material effect on our operating results or financial condition. We do not currently have in place a contingency plan of action in the event that we are not able to make our computer systems Year 2000 Ready, but will consider on an ongoing basis whether such a contingency plan should be developed.

         The dates on which we believe we will complete our Year 2000 plan, and the costs associated with the efforts, are based on our current best estimates. However, we cannot guarantee that these estimates will be achieved, or that there will not be a delay in, or increased costs associated with, making our systems Year 2000 Ready. Specific factors that might cause differences between the estimates and actual results include the following: the availability and cost of personnel trained in these areas; the ability to locate and correct all relevant computer code and hardware devices (such as microcontrollers); timely responses to and corrections by third-parties and suppliers; the ability to implement interfaces between the new systems and the systems not being replaced; and similar uncertainties. Due to the general uncertainty inherent in the Year 2000 Issue, resulting in part from the uncertainty of the Year 2000 readiness of third parties and the interconnection of global businesses, we cannot guarantee that will be able to resolve, in a timely or cost-effective fashion, any problems associated with the Year 2000 Issue. If we fail to resolve, in a timely and cost-effective fashion, any problems associated with the Year 2000 Issue, our operations and business could be materially adversely affected. If that happens, we also could incur liabilities to third parties.

         We also face risks and uncertainties to the extent that the independent suppliers of products, services and systems on which we rely do not have business systems or products that are Year 2000 Ready. We have communicated with significant suppliers and customers to determine the extent to which our systems and products are vulnerable to those third parties' failure to fix their own systems' Year 2000 Issues. The systems or products of other companies on which we rely might not be made Year 2000 Ready in time to prevent disruption. If the systems of any of those third parties are disrupted, our operations and business could be materially adversely affected. We are in the process of identifying what actions may be needed to reduce our vulnerability to problems related to the companies with which we interact, but we do not currently have in place a contingency plan of action in the event that the failure by one or more third parties to make their computer systems Year 2000 Ready causes us to suffer material adverse effects. We will consider on an ongoing basis whether such a contingency plan should be developed.